Exhibit 10.72

QUOTIENT LIMITED

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (this "Agreement"), is made on this [_]th day of [_], 20[_], by and between QUOTIENT LIMITED, a public no par value limited liability company incorporated in Jersey, Channel Islands, with registered number 109886 (the "Company") and [    ] (the "Employee").

WHEREAS, the Employee serves as an employee of the Company or an Affiliate of the Company; and

WHEREAS, the Company and the Employee desire to enter into this Agreement to establish certain protections for the Employee in the event of Employee's termination of employment under the circumstances described herein; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be bound hereby, the parties agree as follows:

Section 1.Definitions.  As used herein:

1.1"Affiliate" means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person; provided that, in any event, any business in which the Company has any direct ownership interest shall be treated as an Affiliate of the Company.

1.2"Base Salary" means, as of any given date, the annual base rate of salary payable to the Employee by the Company; provided, however, that in the case of a resignation by the Employee for the Good Reason described in Section 1.9.1, "Base Salary" will mean the annual base rate of salary payable to the Employee by the Company as in effect immediately prior to the reduction giving rise to the Good Reason.

1.3"Board" means the Board of Directors of the Company.

1.4"Cause" means (i) gross negligence or willful misconduct by the Employee in the performance of his duties; (ii) conviction of or a plea of nolo contendere by the Employee of a felony or act of moral turpitude (or similar local law concepts); or (iii) the Employee's fraud, embezzlement or misappropriation relating to material amounts of the Company's assets. The acts or omissions of the Employee shall not be considered to be willful unless he has no reasonable belief that he is acting in the best interests of the Company.

1.5"Change of Control" means:

1.5.1The acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company; provided, however, that a Change of Control shall not result upon such acquisition of beneficial ownership if such acquisition occurs as a result of a public offering of the Company's securities or any financing transaction or series of financing transactions;

1.5.2A merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding Company securities prior to such transaction, in the aggregate and in the same proportions, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity (or the parent of the surviving entity) immediately after such merger or consolidation;

1.5.3A reverse merger in which the Company is the surviving entity but in which the holders of the outstanding voting securities of the Company immediately prior to such merger hold, in the aggregate, securities

Exhibit 10.72

possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the acquiring entity immediately after such merger; or

1.5.4The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, except for a transaction(s) in which the holders of the outstanding voting securities of the Company immediately prior to such transaction(s) receive as a distribution with respect to securities of the Company, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the acquiring entity immediately after such transaction(s).

1.6"Control" (including, with correlative meanings, the terms "Controlled by" and "under common Control with"), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.7"Disability" means a condition entitling the Employee to benefits under the Company's long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Employee, "Disability" will mean the Employee's inability, by reason of any physical or mental impairment, to substantially perform the Employee's regular duties to the Company, as determined by the Board in its sole discretion (after affording the Employee the opportunity to present the Employee's case), which inability is reasonably contemplated to continue for at least one year from its commencement and at least 90 days from the date of such determination.

1.8“Equity Award” means any share option, restricted share unit or other equity-based award originally issued by the Company to the Employee prior to the date of a Change of Control (including any replacement equity-based award issued in exchange therefor on or after the date of a Change of Control).

1.9"Good Reason" means the occurrence of any of the following events, without the Employee's written consent, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Employee to the Company of the occurrence of one of the reasons set forth below:

1.9.1A reduction in the Employee's rate of the Base Salary;

1.9.2A material diminution in the Employee's titles, authority or duties; or

1.9.3	The Company's relocation of the Employee's principal place of employment to a location more than fifty (50) miles from the Employee's current principal place of employment.

In order to terminate for Good Reason, the Employee must provide the Company with written notice describing the event(s) alleged to constitute Good Reason within sixty (60) days after first becoming aware of the occurrence of such event(s), and the Company will have thirty (30) days to cure such event(s) following receipt of such written notice. If such event(s) are not so cured, the Employee must acutally terminate his employment within thirty (30) days following the expiration of the Company's cure period.  Otherwise, any claim of such circumstances as "Good Reason" will be deemed irrevocably waived by the Employee.

1.10"Person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, governmental entity, unincorporated entity or other entity.

1.11"Release" means a release substantially in the same form as the one attached hereto as Exhibit A.

Section 2.Certain Terminations.

2.1Severance Events Following a Change of Control.  If the Employee's employment with the Company ceases within the twenty-four (24) month period following the date of a Change of Control as a result of a

Exhibit 10.72

termination by the Company without Cause or a resignation by the Employee for Good Reason, then the Employee will be entitled to a lump sum payment of the following:

2.1.1(i) any Base Salary earned through the effective date of termination that remains unpaid, with any such amounts paid on the first regularly scheduled payroll date following the effective date of termination; (ii) any bonus payable with respect to any fiscal year which ended prior to the effective date of the Employee's termination of employment, which remains unpaid, with such amount paid in the first regularly scheduled payroll date following the effective date of termination or, if later, at the same time the bonus would have otherwise been payable to the Employee; and (iii) any expense reimbursement due to the Employee on or prior to the date of such termination which remains unpaid to the Employee, with any such reimbursement being made promptly following the effective date of termination (collectively, the "Accrued Obligations"); and

2.1.2a cash payment equal to 150% of the sum of the Base Salary plus target annual bonus in effect on the date of termination (without taking into effect any reduction described in Section 1.9.1 above).

In addition, immediately prior to the effective date of termination, 100% of the Employee’s then outstanding, unvested Equity Awards will immediately vest and, if applicable, become exercisable (and any rights of repurchase by the Company or restriction on sale on the Employee's then outstanding Equity Awards will lapse), and, following the effective date of termination, the Employee's then outstanding Equity Awards will, if applicable, remain exercisable for a period of 12 months or until the expiration date of the Equity Award, whichever is the shorter period.

Except as otherwise provided in this Section 2, the Company will have no further liability or obligation by reason of such cessation of employment. The payment described in this Section 2 is in lieu of (and not in addition to) any other severance plan, fund, agreement or other similar arrangement maintained by the Company, including any notice or other entitlement pursuant to any employment or services agreement between the Company or an Affiliate thereof and the Employee and any statutory entitlement arising by reason of the termination of the Employee's employment, to the extent permitted by applicable law. Notwithstanding any provision of this Agreement, the payment described in Section 2.1.2 is conditioned on the Employee's execution and delivery to the Company of the Release no later than the 30th day following the date of termination of employment.  The payment described in Section 2.1.2 will be made no later than five (5) business days after receipt by the Company of the Release; provided that if the 30 day period described above begins in one taxable year and ends in a second taxable year such payment shall not be made until the second taxable year. On and after a Change of Control, subject to the applicable notice period in the contract of employment or services agreement between the Company or an Affiliate thereof and the Employee, the Company may terminate the Employee's employment without Cause or the Employee may resign for Good Reason in accordance with the provisions of Section 1.9.

2.2Other Terminations. If the Employee's employment with the Company ceases for any reason other than as described in Section 2.1 (including but not limited to (a) termination by the Company for Cause, (b) resignation by the Employee without Good Reason, (c) termination as a result of the Employee's Disability, or (d) the Employee's death), then the Company's obligation to the Employee will be limited solely to the payment of the Accrued Obligations, and the Employee's then outstanding Equity Awards will be treated in accordance with the terms of the applicable award agreements.  All compensation and benefits will cease at the time of such cessation of employment and, except as otherwise provided by applicable law, the Company will have no further liability or obligation by reason of such termination.

Section 3.Miscellaneous.

3.1Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither the Employee nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

3.2Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Ireland.

Exhibit 10.72

3.3Waivers; Separability. The waiver by either party hereto of any right hereunder or any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise.  No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

3.4Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or upon mailing by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to the Company, to:

Quotient Limited

PO Box 1075 - JTC House

28 Esplanade

St Helier

Jersey JE4 2QP

Channel Islands

Attn:  Franz Walt
E‑mail:  franz.walt@quotientbd.com

If to the Employee, to the address on file with the Company,

or to such other address as may be specified in a notice given by one party to the other party hereunder.

3.5Entire Agreement; Amendments.  This Agreement contains the entire agreement and understanding of the parties relating to the provision of severance benefits upon termination in connection with a Change of Control, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject.

3.6Withholding.  The Company will withhold from any payments due to the Employee hereunder, all taxes or other amounts required to be withheld pursuant to any applicable law.

3.7Headings Descriptive.  The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

3.8Counterparts and Facsimiles.  This Agreement may be executed, including execution by electronic or facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

3.9Term of Agreement. This Agreement shall expire, and the Employee will have no rights hereunder, on [_] or on each anniversary thereof if and only if the Board provides written notice to the Employee of such expiration at least 90 days prior to [_] or the applicable anniversary thereof; provided, however, that, notwithstanding the foregoing, the Board shall not be authorized to cause this Agreement to expire, and this Agreement shall not expire, on or after the date of a Change in Control.  Notwithstanding anything in this Agreement to the contrary, if this Agreement is in effect immediately prior to a Change in Control, thereafter this Agreement shall remain in effect for not less than two years following the date of such Change in Control.

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Exhibit 10.72

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

QUOTIENT LIMITED

By:
Name: Franz Walt
Title: Chief Executive Officer

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EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims ("Release") is entered into as of this _____ day of ________________, 20___, between QUOTIENT LIMITED and any successor thereto (collectively, the "Company") and [                     ] (the "Employee").

The Employee and the Company agree as follows:

1.	The employment relationship between the Employee and the Company, or an Affiliate of the Company, was terminated on _______________ (the "Termination Date").
2.

In accordance with the Change of Control Agreement, dated ______________, between the Employee and the Company, as it may be amended from time to time (the "Change of Control Agreement"), the Employee is entitled to receive certain payments and benefits after the Termination Date in consideration for executing this Release.

3.

In consideration of the above, the sufficiency of which the Employee hereby acknowledges, the Employee, on behalf of the Employee and the Employee's heirs, executors and assigns, hereby releases and forever discharges the Company, and its shareholders and Affiliates, any and all of its or their current and former directors, officers, employees, agents, and contractors and their heirs and assigns and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans, (the "Released Parties"), from all claims, charges or demands, whether known or unknown, arising from the employment of the Employee with the Company or an Affiliate or its termination, which may have existed or which may now exist from the beginning of time to the date of this Release including, without limitation, such claims arising under statute (including, but not limited to, the Redundancy Payments Acts 1967 to 2014, the Unfair Dismissals Acts 1977 to 2015, the Payment of Wages Act 1991, the Terms of Employment (Information) Acts 1994 to 2014, the Industrial Relations Acts 1946 to 2019, the Minimum Notice and Terms of Employment Acts 1973 to 2018, the Protection of Employment Acts 1977 to 2014, the Safety, Health and Welfare at Work Acts 2005 to 2014, the Pensions Acts 1990 to 2018, the Organisation of Working Time Act 1997, the Parental Leave Acts 1998 and 2019, the Employment (Miscellaneous Provisions) Act 2018, the Parent's Leave and Benefit Act 2019,  the Maternity Protection Acts 1994 and 2004, the Paternity Leave and Benefit Act 2016, the Adoptive Leave Acts 1995 and 2005, the Employment Equality Acts 1998 to 2015, the National Minimum Wage Acts 2000 and 2015, the Carer's Leave Act 2001, the Protection of Employees (Part-Time Work) Act 2001, the Protection of Employees (Fixed-Term Workers) Act 2003, the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003, the Protected Disclosures Act 2014, the Workplace Relations Act 2015, or any amendment of any of the foregoing statutory provisions, or infringement of any other statutory employment rights or any other relevant legislation in the jurisdiction of the Republic of Ireland or any other jurisdiction), at common law, in tort (including for personal injuries), for breach of contract, in equity or otherwise.

4.

The Employee acknowledges that the consideration given for this Release under the Change of Control Agreement is in lieu of (and not in addition to) anything of value to which the Employee would otherwise be entitled under any other severance plan, fund, agreement or other similar arrangement maintained by the Company, including any notice or other entitlement pursuant to any employment or services agreement between the Employee and the Company or an Affiliate, and any statutory entitlement arising by reason of the termination of the Employee's employment, to the extent permitted by applicable law.  If the Employee has not returned the signed Release within the time permitted under the Change of Control Agreement, then the offer of payment set forth in the Change of Control Agreement will expire by its own terms at such time. Except to the extent that the Employee is permitted to not disclose information provided to the Securities and Exchange Commission ("SEC") pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, 15 U.S.C. §78u‑6 and SEC Regulation 21F promulgated thereunder, or to other regulatory government agencies pursuant to similar whistleblower protection laws, the Employee agrees that as of the date set forth below, the Employee has not reported information to the SEC concerning, and is not aware of, any securities law compliance failure by the Company by any person that has not been reported in writing to Company's Board of Directors.

5.	Prior to accepting the terms of this Release, the Employee received independent legal advice from a qualified legal advisor as to the terms and effect of this Release.
6.

This Release does not release the Released Parties from (i) any obligations due to the Employee under the Change of Control Agreement, or under this Release, (ii) any vested rights the Employee has under the Company's employee benefit plans in which the Employee participated, (iii) any rights or claims that arise from actions or omissions after the date of execution by the Employee of this Release, (iv) any rights that cannot be waived as a matter of applicable law, or (v) any rights to indemnification the Employee may have under any indemnity agreement, applicable law, the by‑laws, certificate of incorporation, or other constituent document of the Company or any of its affiliates or as an insured under any director's and officer's liability insurance policy now or previously in force.

7.

The Employee confirms that terms of the Change of Control Agreement and this Release are to be kept strictly confidential and, save by compulsion of law, he shall not disclose, either directly or indirectly, those terms to any party save to his family, legal and/or tax advisor(s) and/or the Revenue Commissioners of Ireland.

8.

The Employee acknowledges that prior to accepting the terms of this Release the Company did not engage in any improper behaviour in relation to the Change of Control Agreement and its negotiation and that the Employee was given a reasonable period of time to consider the terms of the Change of Control Agreement and this Release.

9.	The Employee is not aware of any breach of any duty (including any fiduciary duties) owed by the Employee to the Company.
10.	This Release is not an admission by the Released Parties of any wrongdoing, liability or violation of law.
11.	The Employee waives any right to reinstatement or future employment with the Company following the Employee's separation from the Company.
12.

This Release shall be governed by and construed in accordance with Irish law and both parties submit to the exclusive jurisdiction of the Irish courts with regard to any dispute or claim arising under the terms of this Release.

13.

This Release and the Change of Control Agreement represent the complete agreement between the Employee and the Company concerning the subject matter in this Release and supersede all prior agreements or understandings, written or oral.  This Release may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

14.

Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

15.	Defined terms used in the Release, if not defined in this Release, have the meanings given to such terms in the Change of Control Agreement.
16.	The Employee acknowledges that the Employee has carefully read and understands this Release.

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The parties to this Release have executed this Release as of the day and year first written above.

QUOTIENT LIMITED

By:
Name:
Title:

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